EXHIBIT 10.7

FORM OF RESTRICTED SHARE GRANT AGREEMENT
under the
LCNB Corp.
2015 Ownership Incentive Plan

This Restricted Share Grant Agreement (the “Agreement”), dated this ______ day of _____________, 20__, (the “Grant Date”) is made by and between LCNB Corp., an Ohio corporation, (the “Company”) and _____________ (herein the “Grantee”).

1.
Grant of Restricted Share. Pursuant to Section 7 of the 2015 LCNB Corp. Ownership Incentive Plan (the “Plan”), the Company hereby issues to the Grantee on the Grant Date a Restricted Share Award consisting of, in the aggregate, ________ Shares of the Company (the “Restricted Share”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.	Consideration. The grant of the Restricted Share is made in consideration of the services to be rendered by the Grantee to the Company.

3.	Restricted Period; Vesting.

a.
Vesting. Except as otherwise provided herein, provided that the Grantee does not Terminate Employment before the applicable vesting date, the Restricted Share will vest each anniversary of the Grant Date, as follows:

Years after the Grant Date    Vested Percentage
Less than 1                0%
At Least 1 but less than 2        20%
At Least 2 but less than 3        40%
At Least 3 but less than 4        60%
At Least 4 but less than 5        80%
At Least 5                100%
The period over which the Restricted Share vests is referred to as the “Restricted Period”.

b.
Change of Control. Notwithstanding the provisions of subparagraph a, three months prior to the effective date of any Change of Control of the Company and ending on the first anniversary of such a Change of Control, one hundred percent (100%) of the Restricted Shares granted herein which are then outstanding hereunder for at least six months shall vest in the event that (i) the Company Terminates Employment of the Eligible Person involuntarily for any reason other than Cause, or (ii) the Eligible Person Terminates Employment voluntarily for Good Reason.

c.
Death, Incapacity and Retirement. Notwithstanding the provisions of subparagraph a, one hundred percent (100%) of the Restricted Shares granted herein shall vest in the event that the Grantee’s Termination of Employment occurs as a result of, or following, Grantee’s (i) death, (ii) incapacity, or (iii) retirement after attaining age 65.

d.	Employment Status. The Grantee is an employee of the Company as of the date of this Agreement.

4.
Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Share or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Share will be forfeited by the Grantee and all of the Grantee's rights to such shares shall immediately terminate without any payment or consideration by the Company.

5.	Rights as Shareholder; Dividends.

a.
The Grantee shall be the record owner of the Restricted Share until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same transferability and vesting restrictions as the shares of Restricted Share with respect to which they were paid.

b.
The Company may issue share certificates or evidence the Grantee's interest by using a restricted book entry account with the Company's transfer agent. Physical possession or custody of any share certificates that are issued shall be retained by the Company until such time as the Restricted Share vests.

c.
If the Grantee forfeits any rights he has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Share and shall no longer be entitled to vote or receive dividends on such shares.

6.
No Right to Continued Employment. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to Terminate Employment of the Grantee at any time, with or without Cause.

7.
Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, if required, the Shares shall be adjusted or terminated in any manner as contemplated by Section 9 of the Plan.

8.	Tax Liability and Withholding.

a.
The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Share and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment.

(ii)
authorizing the Company to withhold shares of Common Share from the shares of Common Share otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Share; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(iii)	delivering to the Company previously owned and unencumbered Shares.

b.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding for a local, state or federal taxing authority ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Share or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Share to reduce or eliminate the Grantee's liability for Tax-Related Items.

9.
Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the Restricted Share. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10.
Clawback Policy. The Grantee acknowledges receipt of the Company’s Clawback Policy. The Grantee understands and agrees to be subject to the terms and provisions of the Company’s Clawback Policy as it may be amended from time to time, and which terms and provisions are incorporated herein by reference.

11.
Share Ownership and Retention Policy. The Grantee acknowledges receipt of the Company’s Share Ownership and Retention Policy. The Grantee understands and agrees to be subject to the terms and provisions of the Company’s Share Ownership and Retention Policy as it may be amended from time to time, and which terms and provisions are incorporated herein by reference.

12.
Compliance with Law. The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any share exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any share exchange to effect such compliance.

13.
Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the Shares underlying the Restricted Share pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any share exchange on which the Shares are then listed or quoted.

14.
Notices. All notices required under the Plan or this Agreement shall be in writing. Any notice to the Company shall be addressed to it at its office at: 2 North Broadway, Lebanon, Ohio, 45036. Any notice to the Grantee shall be addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Ohio without regard to conflict of law principles.

16.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.
Restricted Share Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.
Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the Restricted Share may be transferred by will or the laws of descent or distribution.

19.
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.
Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Share in this Agreement does not create any contractual right or other right to receive any Restricted Share or other Ownership Incentives in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.

21.
Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Share, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent.

22.
No Impact on Other Benefits. The value of the Grantee's Restricted Share is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.
Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Share subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Share or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LCNB Corp.
By: _____________________ Name: Title:

[GRANTEE NAME]
By: _____________________ Name:

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